UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission

File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2011, inContact, Inc. amended certain terms of its revolving credit loan agreement dated July 16, 2009 (“Loan”), as amended, with Zions First National Bank. Under the amendment, the “Minimum Quarterly EBITDA” covenant was replaced with a new “Minimum Liquidity Position and Minimum Quarterly EBITDA” covenant that states inContact shall maintain at all times cash, cash equivalents and marketable securities having an aggregate value of not less than the outstanding balance on the Loan plus $2,500,000, and if at any time the aggregate value is less than the Minimum Liquidity Position, inContact shall maintain a minimum quarterly EBITDA of $1,000,000 as of the last day of each calendar quarter.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported in our current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2011, we entered into an investor rights agreement with Enterprise Networks Holdings, Inc., in connection with its investment of approximately $23.9 million in our common stock. Under the investor rights agreement we agreed that Enterprise Networks Holdings has the right, as long as it owns 50% of the common shares it acquired through its investment or 10% of the voting power of our outstanding common shares, to nominate for election to the board two persons, one of whom must satisfy any requirements imposed by Nasdaq listing standards with respect to independent directors. Furthermore, it has the right as long as it owns 5% of the voting power of our outstanding common shares to nominate for election to the board one person. Pursuant to that agreement we took the first step in satisfying this obligation on June 27, 2011, when the Board of Directors of inContact resolved to increase of the number of people comprising the Board from six to seven and elected Hamid Akhavan, the candidate proposed by Enterprise Networks Holdings, to fill the vacancy in the Board effective June 30, 2011. Enterprise Network Holdings has not yet submitted to us its second Director candidate for consideration. The Bylaws of inContact provide that the number of persons comprising the Board of Directors shall between 1 and 15 persons with the actual number set from time to time by resolution of the Board of Directors or shareholders, so the Board acted pursuant to that authority.

Enterprise Network Holdings is a subsidiary of Enterprise Networks Holdings B.V., a private company with limited liability organized under the laws of the Netherlands (“ENHBV”). ENHBV does business as Siemens Enterprise Communications. Mr. Akhavan is the Chief Executive Officer of ENHBV and also the Siemens Enterprise Communications Group. Siemens Enterprise Communications, Inc. is part of the Siemens Enterprise Communications Group. As previously reported in our current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2011, we entered Commercial Agreement with Siemens Enterprise Communications, Inc. (“Siemens”), whereby Siemens became a world-wide distributor/reseller of inContact’s portfolio of hosted solutions. Siemens was granted a non-exclusive right to resell our hosted services and other services globally with an exclusive right to sell the inContact services in Europe (including Russia), Middle East, and Africa. The initial term of the agreement is between June 14, 2011 and December 13, 2013. Siemens agreed to the following minimum purchase commitments during the term of the Agreement:

•	$5.0 million in net software revenue for calendar year 2012 with quarterly milestones of 15% for Quarter 1, 20% for Quarter 2, 25% for Quarter 3 and 40% for Quarter 4

•	$10.0 million in net software revenue for calendar year 2013 with quarterly milestones of 15% for Quarter 1, 20% for Quarter 2, 25% for Quarter 3 and 40% for Quarter 4.

If Siemens produces $4.0 million in net software revenue for the fourth quarter of 2013, the Agreement can be extended at Siemens’ option for calendar year 2014 with a minimum purchase commitment of $4.0 million per quarter for a total commitment of $16.0 million for 2014.

Mr. Akhavan has not been appointed to any of our standing Board committees, and we do not expect he will be appointed to any such committees at the present time.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No.	Description of Document

10.1	Fourth Amendment to Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: June 30, 2011	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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